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Exhibit 21.1

List of Subsidiaries

Cherokee Electronica S.A. de C.V.

Cherokee Europe SCA

Cherokee Europe SPRL

Cherokee Germany GmbH

Cherokee India Pvt. Ltd.

Cherokee Netherlands B.V.

Cherokee Netherlands I B.V.

Cherokee Netherlands II B.V. 2

Cherokee Sarl

Cherokee U.K.

Powertel India Pvt. Ltd.

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  Exhibit 21.1
List of Subsidiaries